Exhibit 10.21

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

MCKINNEY, TEXAS

AND

I BANK HOLDING COMPANY, INC.

AUSTIN, TEXAS

Dated as of December 22, 2011

i

EXHIBITS

EXHIBIT A:	Agreement and Plan of Merger
EXHIBIT B:	Option Holder Agreement
EXHIBIT C:	Voting Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 22nd day of December, 2011, by and between INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and I BANK HOLDING COMPANY, INC., a Texas corporation and registered bank holding company with its principal offices in Austin, Texas (“I BHC”).

WITNESSETH:

WHEREAS, I BHC owns all of the capital stock of I Bank Texas, SSB, a Texas state savings bank with its principal offices in Austin, Texas (“I Bank”);

WHEREAS, IBG desires to acquire all of the shares of the I BHC common stock, $8.00 par value per share (the “I BHC Stock”) issued and outstanding immediately prior to the Closing Date (as defined in Section 2.01), and all of the options to acquire I BHC Stock (collectively, the “I BHC Options”) outstanding and unexercised immediately prior to the Closing Date, through the merger (the “Merger”) of IBG ACQUISITION CORPORATION, a Texas corporation and wholly owned subsidiary of IBG (“Newco”) with and into I BHC, pursuant to which holders of I BHC Stock and the holders of the I BHC Options will be entitled to receive cash. For purposes of this Agreement, unless otherwise indicated, all references to shares of I BHC Stock and I BHC Options shall mean the shares of I BHC Stock that are issued and outstanding, and the I BHC Options that are outstanding and unexercised, respectively, immediately prior to the Effective Time;

WHEREAS, IBG and I BHC believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and I BHC and their respective shareholders;

WHEREAS, subsequent to the Merger, IBG will effect the merger of I BHC into IBG, with IBG continuing as the surviving corporation (the “Subsequent Merger”), and the merger of I Bank with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, to induce IBG to enter into this Agreement, certain shareholders of I BHC have agreed to execute and deliver to IBG a Voting Agreement pursuant to which these shareholders agree to vote their shares of I BHC Stock in favor of the Merger;

WHEREAS, IBG and I BHC desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and I BHC have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF I BHC BY IBG

Section 1.01 Merger of Newco with and into I BHC. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger to be entered into between I BHC and Newco (the “Merger Agreement”) in the form attached hereto as Exhibit “A”, Newco will merge with and into I BHC pursuant to the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”).

Section 1.02 Effects of the Merger. I BHC shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the Merger shall otherwise have the effects set forth in Section 10.008 of the TBOC and as set forth in the Merger Agreement.

Section 1.03 Certificate of Formation and Bylaws. The Certificate of Formation and Bylaws of the Resulting Corporation shall be as set forth in the Merger Agreement.

Section 1.04 Directors and Officers. The directors and officers of the Resulting Corporation shall be as set forth in the Merger Agreement.

Section 1.05 Merger Consideration. At the Effective Time (as defined in Section 1.09) by virtue of this Agreement and without any further action on the part of any holder:

A. Any shares of I BHC Stock that are owned by I BHC (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. All shares of I BHC Stock and all I BHC Options shall be converted into the right to receive from IBG total aggregate consideration of $36,700,000 (the “Aggregate Consideration”). The Aggregate Consideration shall be allocated as follows:

(1) A total of $2,336,189 of the Aggregate Consideration shall be allocated to the holders of the I BHC Options (the “Aggregate Option Consideration”). At the Effective Time, the I BHC Options shall be converted into the right to receive cash from IBG as set forth in Schedule 1.05(B)(1) (the “Option Holder Consideration”).

(2) A total of $34,363,811 of the Aggregate Consideration shall be allocated to the holders of I BHC Stock (the “Aggregate Shareholder Consideration”). At the Effective Time, each share of I BHC Stock shall be converted into the right to receive from IBG $33.2018 in cash (the “Per Share Shareholder Consideration”).

(3) Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all shares of I BHC Stock and all of the I BHC Options shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of I BHC Stock or I BHC Options shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.

C. If the Effective Time occurs after April 30, 2012 (other than as a result of (i) failure to obtain regulatory approval on a timely basis due to issues related to a negative condition or negative operations of I BHC or I Bank, or (ii) the failure of I BHC or I Bank to provide on a timely basis to IBG the information needed to prepare and process its regulatory applications), then the Aggregate Consideration shall be increased by an amount equal to the product of (i) the amount of net income per day of I Bank (calculated in accordance with Call Report Instructions) during the month of April 2012, multiplied by (ii) the number of days between May 1, 2012 and the date on which the Effective Time occurs (the “Additional Aggregate Consideration”). 6.39 percent of the Additional Aggregate Consideration shall be allocated to the holders of the I BHC Options, to be further allocated among the holders of I BHC Options pro rata based upon the number of I BHC Options owned as set forth in Schedule 1.05(B)(I). 93.61 percent of the Additional Aggregate Consideration shall be allocated to the holders of I BHC Stock to be further allocated among the holders of I BHC Stock pro rata based upon the number of shares of I BHC Stock owned on the Closing Date. The Additional Aggregate Consideration, if any, as allocated among the holders of the I BHC Options and shares of I BHC Stock, shall be added to, and delivered as part of, the Option Holder Consideration and the Per Share Shareholder Consideration.

D. As of the date of this Agreement, I BHC has cash on hand in the amount of $284,831.61 (the “Cash Amount”). Between the date of this Agreement and the Closing Date, I BHC shall disburse the Cash Amount to pay for the following expenses related to the Merger:

(1) any and all completion bonuses, severance payments, and other payments to employees of I Bank, including without limitation a $37,500 payment to Denny Buchanan (provided that IBG shall be responsible for any retention bonus or payment to any employees after Closing);

(2) legal fees and expenses incurred by I BHC and/or I Bank in connection with the transactions contemplated by this Agreement; and

(3) accounting fees and expenses incurred by I BHC and/or I Bank in connection with the transactions contemplated by this Agreement.

All such, fees and expenses (the “Transaction Costs”) shall be paid by I BHC in full on the day before the Closing Date. On the Closing Date prior to the Effective Time, I BHC shall pay a dividend to its shareholders in an aggregate amount equal to the difference between (i) the Cash Amount, less (ii) the aggregate amount of the Transaction Costs.

E. In addition to the Aggregate Consideration, at Closing IBG shall pay to I BHC the sum of $300,000.00 which shall be used at Closing by I BHC to discharge its obligations to Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”) as described in Section 11.03 (the “Sheshunoff Obligation”)

Section 1.06 Treatment of Newco Stock. Each share of Newco Stock (as defined in Section 4.03) issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be converted into a like number of shares of the Resulting Corporation with the effect that the aggregate number of shares of common stock of the Resulting Corporation outstanding after the

Effective Time shall be equal to the aggregate number of shares of Newco Stock outstanding immediately before the Effective Time, all of which shall continue to be owned by IBG. The authorized number of shares of common stock of the Resulting Corporation shall be the same as the authorized number of shares of Newco Stock immediately prior to the Effective Time.

Section 1.07 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of I BHC Stock that are held by shareholders of I BHC who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, in the event that a shareholder of I BHC fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each share of I BHC Stock held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.08 Exchange of Certificates.

A. At least twenty (20) days prior to the Closing Date (unless IBG and I BHC shall mutually agree in writing to a later date), I BHC shall mail or cause to be mailed to each holder of record of one or more certificates representing shares of I BHC Stock (the “Certificates”) the following: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by IBG) and (ii) instructions for use in effecting the surrender of the Certificates (collectively, the “Transmittal Documents”). The Transmittal Documents shall be addressed to the most current address, according to the books and records of I BHC, of each holder of record of Certificate(s).

B. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to IBG, as paying agent, at least two (2) business days prior to the Closing Date, then, on the Closing Date, IBG will deliver to such holder of Certificates the aggregate Per Share Shareholder Consideration with respect to the Certificates surrendered that such holder is entitled to receive in connection with the Closing pursuant to Section 1.05. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to IBG, as paying agent, at any time after two (2) business days prior to the Closing Date, then IBG will promptly, but in no event later than two (2) business days following receipt of such Certificates and letter of transmittal, deliver to such holder of Certificates the aggregate Per Share Shareholder Consideration with respect to the Certificates surrendered which such holder is entitled to receive in connection with the Closing pursuant to Section 1.05.

C. At or following the Closing, as applicable, pursuant to the exchange procedures set forth in Section 1.08(B), IBG shall deliver the Aggregate Consideration and the Additional Aggregate Consideration, if any, as follows:

(1) To each I BHC shareholder, an amount of cash equal to the product of (i) the Per Share Shareholder Consideration (as increased by the pro rata allocation of the Additional Aggregate Consideration, if any), multiplied by (ii) the number of shares of I BHC Stock represented by the Certificate surrendered by such I BHC shareholder.

(2) To each holder of I BHC Options, an amount of cash as set forth beside their name in Schedule 1.05(B)(1) (as increased by the pro rata allocation of the Additional Aggregate Consideration, if any).

D. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG, the posting by such person of a bond in such amount as IBG may reasonably determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, to IBG, as the paying agent, shall deliver in exchange for such lost, stolen or destroyed Certificate the aggregate Per Share Shareholder Consideration payable with respect to such Certificate.

E. Until the holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to IBG, such holder shall not be entitled to receive the Per Share Shareholder Consideration payable with respect to such Certificate. No interest will be paid on the Per Share Shareholder Consideration payable with respect to such Certificate.

F. After the Effective Time, there shall be no further registrations or transfers of Certificates on the stock transfer records of I BHC.

G. Notwithstanding the foregoing, none of IBG, I BHC or the paying agent shall be liable to any holder of I BHC Stock or I BHC Options for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Section 1.09 Effective Time. The “Effective Time” as that term is used in this Agreement means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Secretary of State of Texas. The Certificate of Merger shall be filed as soon as practicable after the Closing Date.

Section 1.10 Subsequent Merger. Promptly after the Effective Time, and in any event within three (3) business days, IBG shall cause the Subsequent Merger and the Bank Merger to be consummated.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date. The transactions contemplated by this Agreement will be consummated on a date mutually agreeable to IBG and I BHC that is within ten (10) days after the receipt of all necessary regulatory, corporate, and other approvals, and the expiration of any and all mandatory waiting periods (the “Closing Date”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place on the Closing Date at such time and place to which IBG and I BHC may agree.

Section 2.02 Actions to be Taken at the Closing by I BHC. At the Closing, I BHC shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of I BHC, acting solely in her capacity as an officer of I BHC, pursuant to which I BHC shall certify (i) the due adoption by the Board of Directors of I BHC (the “I BHC Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the due adoption by the shareholders of I BHC authorizing the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (iii) the incumbency and true signatures of those officers of I BHC duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of I BHC; and (iv) a true and correct list of the holders of I BHC Stock and I BHC Options as of the Closing Date;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of I Bank, acting solely in her capacity as an officer of I Bank, pursuant to which I Bank shall certify (i) the due adoption by the Board of Directors of I Bank (the “I Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the due adoption by I BHC as the sole shareholder of I Bank authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of I Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of I Bank; and (iv) a true and correct list of the shareholder of I Bank;

C. A certificate duly executed by the President of I BHC, acting solely in his capacity as an officer of I BHC, dated as of the Closing Date, pursuant to which I BHC shall certify, that (i) all of the representations and warranties made in Article III of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) I BHC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change (as defined in Section 11.10) with respect to I BHC or I Bank since September 30, 2011;

D. Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all Employee Plans (as defined in Section 3.29) required to be terminated by IBG prior to the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations; (ii) all outstanding options, warrants, agreements or other commitment of any kind or character obligating I BHC to (x) purchase shares of I BHC Stock, or (y) issue shares of I BHC Stock, including those items listed in Schedule 3.03 (collectively, the “I BHC Stock Obligations”), have been terminated, satisfied or discharged; (iii) all shareholder agreements related to shares of stock of I BHC and I Bank have been terminated and any claims related thereto (the “Shareholder Agreement Obligations”) have been waived, satisfied, or discharged; and (iv) all claims related to the exchange of I BHC Stock for shares of I Bank common stock as part of the formation of I BHC as a bank holding company (the “Exchange Obligations”) have been waived, satisfied or discharged;

E. All consents and approvals required to be obtained by I BHC from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 4.05;

F. Supplemental disclosure schedules reflecting any material changes to the representations of I BHC in ARTICLE III between the date of this Agreement and the Closing Date;

G. The Releases (as defined in Section 5.17), signed by the directors and officers of I BHC and I Bank;

H. The Support Agreements (as defined in Section 5.19) signed by the directors of I BHC and I Bank;

I. Executed agreements, certificates of merger, certificates, and other documents to evidence and facilitate the Subsequent Merger and the Bank Merger; and

J. All other documents required to be delivered to IBG by I BHC under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the intent of this Agreement and reasonably requested by IBG or its counsel.

Section 2.03 Actions to be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to I BHC such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to I BHC’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the Board of Directors of IBG (the “IBG Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement, a merger agreement providing for the Subsequent Merger (the “Subsequent Merger Agreement”), and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger; and (ii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement, the Subsequent Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of IBG;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the due adoption by IBG as the sole shareholder of Independent Bank authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Independent Bank; and (iv) a true and correct list of the shareholder of Independent Bank as of the Closing Date;

C. A certificate, dated as of the Closing Date, executed by the Secretary of Newco, acting solely in her capacity as an officer of Newco, pursuant to which Newco shall certify (i) the due adoption by the Board of Directors of Newco (the “Newco Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement, the Subsequent Merger Agreement and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Newco authorizing the execution and delivery of the Merger Agreement, the Subsequent Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger; and (iii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the execution and delivery of the Merger Agreement, the Subsequent Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of Newco;

D. A certificate, dated as of the Closing Date, duly executed by the Chairman of the Board of IBG, acting solely in his capacity as an officer of IBG, pursuant to which IBG shall certify that (i) all of the representations and warranties made in Article IV of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date and (ii) IBG has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

E. All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 4.05;

F. Executed agreements, certificates of merger, certificates, and other documents to evidence and facilitate the Subsequent Merger and the Bank Merger; and

G. All other documents required to be delivered to I BHC by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by I BHC or its counsel.

Section 2.04 Further Assurances. At any time and from time to time within twelve months after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF I BHC

I BHC hereby makes the following representations and warranties to IBG. I BHC agrees to provide to IBG at the Closing supplemental disclosure schedules (the “Schedules”) reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date. The disclosure of a matter on any Schedule shall constitute disclosure for purposes of all Schedules required by this Agreement.

Section 3.01 Organization and Ownership.

A. I BHC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. I BHC is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. I BHC has all requisite corporate power and authority to own I Bank as now owned, and to enter into and carry out its obligations under this Agreement and the Merger Agreement. True and complete copies of the Certificate of Formation and Bylaws of I BHC, as amended to date, have been delivered to IBG.

B. Schedule 3.01B contains a true and correct list of the holders of I BHC Stock and I BHC Options as of the date of this Agreement and, except as set forth in Schedule 3.01B, no other person or entity has any equity or other interest in I BHC. Except as described in this Section, I BHC is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of I Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other interest in I Bank . In connection with the formation of I BHC, shareholders of I Bank were required to exchange their I Bank stock for I BHC stock. Schedule 3.04B contains a list of those I Bank stock certificates that have not been returned to I BHC and cancelled. I BHC does not, directly or indirectly, own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10), other than I Bank. I BHC has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by I BHC has not been conducted through any other direct or indirect Subsidiary or Affiliate of I BHC other than I Bank. The persons listed in Schedule 5.16A and Schedule 5.16B collectively own more than 67 percent of the issued and outstanding shares of I BHC Stock as of the date of this Agreement.

Section 3.02 Execution and Delivery. I BHC has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger

Agreement, and (provided the required regulatory and shareholder approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the I BHC Board. Other than approval by the requisite vote of the shareholders of I BHC, no other corporate proceedings or approvals are necessary on the part of I BHC to approve this Agreement or the Merger Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be duly executed by I BHC and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of I BHC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03 I BHC Capitalization. The authorized capital stock of I BHC consists of 5,000,000 shares of common stock, $8.00 par value per share, of which 1,035,000 shares of I BHC Stock are issued and outstanding as of the date of this Agreement and 50,000 shares of preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, I BHC to purchase or otherwise acquire any security of or equity interest in I BHC, obligating I BHC to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. Except as set forth in Schedule 3.03, there are no outstanding contractual obligations of I BHC to vote or dispose of any shares of I BHC Stock. There are no shareholder agreements, voting trusts or similar agreements relating to the I BHC Stock. All of the issued and outstanding shares of the I BHC Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of the I BHC Stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. The issuance of I BHC Stock for shares of I Bank common stock was pursuant to a legally binding exchange, is not subject to rescission, and no shareholder of I BHC or former shareholder of I Bank has any claim or cause of action with respect to such exchange. Except as set forth in Schedule 3.03, there are no restrictions applicable to the payment of dividends on the shares of the I BHC Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

Section 3.04 I Bank.

A. I Bank is a Texas state savings bank, duly organized, validly existing and in good standing under the laws of the State of Texas. I Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Incorporation and Bylaws of I Bank, as amended to date, have been delivered to IBG. I Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of I Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Schedule 3.04(A), I Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by I Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of I Bank.

B. The authorized capital stock of I Bank consists of 5,000,000 shares of common stock, $8.00 par value per share, of which 1,010,000 shares are issued and outstanding as of the date of this Agreement. I BHC is in possession of all certificates evidencing all of the shares of capital stock of I Bank except as noted on Schedule 3.04 B. All of the outstanding shares of capital stock or other securities evidencing ownership of I Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of I Bank, except as set forth in Schedule 3.04B or otherwise pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating I Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of I Bank. There are no outstanding contractual obligations of I Bank to vote or dispose of any shares of capital stock of I Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of I Bank that will impair the consummation of the transactions contemplated by this Agreement.

Section 3.05 No Violation. Except as set forth in Schedule 3.05, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by I BHC or I Bank with any of the terms or provisions hereof (provided the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of I BHC or I Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to I BHC or I Bank or any of their Properties (as defined in Section 11.10) or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective Properties or assets of I BHC or I Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which I BHC or I Bank is a party, or by which I BHC or I Bank or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06 Compliance with Laws, Permits and Instruments. I BHC and I Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. Except as set forth in Schedule 3.06, I BHC and I Bank are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change.

Section 3.07 Financial Statements.

A. I BHC has made available to IBG copies of the audited financial statements of I BHC as of and for the years ended December 31, 2010 and December 31, 2009 (together, the “I BHC Financial Statements”) and I BHC’s FR Y-6, and FR Y-9SP reports filed during 2010 and 2011 (together, the “I BHC Regulatory Reports”). Each of the I BHC Financial Statements (including, in each case, any related notes), was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of I BHC at the dates and for the periods indicated. Each of the I BHC Regulatory Reports fairly presents, in all material respects, the financial position of I BHC and the result of its operations at the date and for the periods indicated in conformity with the instructions for the preparation of I BHC Regulatory Reports as promulgated by applicable regulatory authorities.

B. I BHC has made available to IBG true and complete copies of the Reports of Condition and Income for I Bank filed during 2010 and 2011 (“I Bank Call Reports”). Each of the I Bank Call Reports fairly presents, in all material respects, the financial position of I Bank and the results of its operations at the dates and for the periods indicated in conformity, in all material respects, with the instructions for the preparation of I Bank Call Reports as promulgated by applicable regulatory authorities. The I Bank Call Reports do not contain any items of material special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or in Schedule 3.07. I Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles (“RAP”) as applied to Texas state savings banks and in accordance with all applicable rules and regulations. To the Best Knowledge of I BHC, the allowance for loan losses account for I Bank is, and as of the Closing Date should be, adequate in all material respects to provide for all losses on the loans and other real estate owned of I Bank.

Section 3.08 Litigation. Except as disclosed in Schedule 3.08, neither I BHC nor I Bank is a party to any, and there are no pending or, to the Best Knowledge (as defined in Section 11.10) of I BHC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against I BHC or I Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of I BHC, is there any reasonable basis for any proceeding, claim or action against I BHC or I Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon I BHC or I Bank or the assets or Property of I BHC or I Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09 Consents and Approvals. The I BHC Board (at a meeting duly called and held) has resolved or will resolve to (i) call a special meeting of shareholders for the purpose of approving and adopting the Merger and this Agreement, and (ii) recommend to the I BHC shareholders the approval and adoption of the Merger and this Agreement. Except for the approvals set forth in Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of I BHC in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by I BHC of the transactions contemplated hereby or thereby.

Section 3.10 Undisclosed Liabilities. I BHC and I Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the I BHC Financial Statements or the I Bank Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since September 30, 2011, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Schedule 3.10.

Section 3.11 Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBG. I BHC and I Bank have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the I BHC Financial Statements and the I Bank Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Schedule 3.11, (B) as noted in the I BHC Financial Statements and the I Bank Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since September 30, 2011.

Section 3.12 Absence of Certain Changes or Events. Except as disclosed on Schedule 3.12, since September 30, 2011, each of I BHC and I Bank has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, Federal Home Loan Bank (“FHLB”) advances, and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $25,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person or (iii) the purchase of capital securities of the FHLB or TIB – The Independent BankersBank, Dallas, Texas (“TIB”) in connection with advances for liquidity purposes;

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since September 30, 2011;

G. Sold, transferred, leased to others or otherwise disposed of any material amount of its assets (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by I BHC or I Bank for the benefit of their respective directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $25,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks, or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $25,000;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $300,000;

T. Amended or made any change in its articles of incorporation, articles of association, or bylaws, or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13 Leases, Contracts and Agreements. Schedule 3.13 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which I BHC or I Bank is a party or by which I BHC or I Bank is bound (A) that obligate or could reasonably be expected to obligate I BHC or I Bank for an amount in excess of $25,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or could reasonably be expected to obligate I BHC or I Bank for an amount in excess of $25,000 over the entire term of such related contracts (collectively, the “Contracts”). I BHC has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by I Bank, but do include unfunded loan commitments and letters of credit issued by I Bank where the borrowers’ total direct and indirect indebtedness to I Bank is in excess of $25,000. Except as set forth in Schedule 3.13, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of I Bank. I BHC and I Bank have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which I BHC or I Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. I BHC and I Bank enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14 Taxes and Tax Returns.

A. I BHC and I Bank have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or prior to the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, I BHC and I Bank have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon I BHC or I Bank, nor has I BHC or I Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by I BHC and I Bank from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2008, the federal income tax returns of I BHC and I Bank have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of I BHC, threatened.

E. Except as disclosed in 3.14 E, neither I BHC nor I Bank has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by I BHC or I Bank after the date of this Agreement.

F. As used in this Agreement, the terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. I BHC has delivered or made available to IBG correct and complete copies of all federal income tax returns filed by I BHC with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by I BHC and I Bank, if any, since December 31, 2008.

H. Schedule 3.14H sets forth an accurate and complete description as to the United States federal net operating and capital loss carryforwards for I BHC and I Bank (including the year such net operating or capital loss was generated and any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations, excluding any such limitations arising from the transactions contemplated under this Agreement) as of September 30, 2011.

Section 3.15 Insurance. Schedule 3.15 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by I BHC and I Bank. All such policies (A) are sufficient for compliance by I BHC and I Bank, in all material respects, with all requirements of applicable law and all agreements to which I BHC and I Bank are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither I BHC nor I Bank is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of I BHC and I Bank is insured for the benefit of I BHC and I Bank in amounts deemed adequate by I BHC’s and I Bank’s respective management against risks customarily insured against. Except as set forth in Schedule 3.15, there have been no claims under any fidelity bonds of I BHC and I Bank since January 1, 2009, and to the Best Knowledge of I BHC, there are no facts that could reasonably be expected to form the basis of a claim under such bonds.

Section 3.16 No Adverse Change. Except as disclosed in the representations and warranties made in this Article III and the Schedules hereto, there has not been any Material Adverse Change since September 30, 2011, nor to the actual Knowledge of I BHC, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change.

Section 3.17 Proprietary Rights. I BHC and I Bank do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of I BHC and I Bank that are not owned, held or licensed by I BHC or I Bank. I BHC and I Bank have not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by I BHC or I Bank of Proprietary Rights. There is no claim or action by any such person pending or, to the Best Knowledge of I BHC, threatened, with respect thereto.

Section 3.18 Transactions with Certain Persons and Entities. Except as set forth in Schedule 3.18, neither I BHC nor I Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of I BHC or I Bank, and none of such persons owes any amount to I BHC or I Bank. There are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements (except for those described in Schedule 3.14E) or other contractual agreements of any kind between or among I BHC, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates (as defined in Section 11.10).

Section 3.19 Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of I BHC and I Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of I BHC, threatened, defenses, offsets or counterclaims that may reasonably be asserted against I BHC, I Bank or the present holder thereof. The credit and collateral files of I Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to I BHC or I Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of I Bank (including loans that will be outstanding if I Bank advances funds it is obligated to advance), except for items identified on I Bank’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of I Bank or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on I Bank’s watch list, which is set forth in Schedule 3.19.

Section 3.20 Employee Relationships. Each of I BHC and I Bank has complied in all material respects with all applicable material laws relating to its relationships with its employees, and I BHC reasonably believes that the relationship between I Bank and its employees is good. Except as set forth in Schedule 3.20, to the Best Knowledge of I BHC, no key executive officer or manager of any of the operations of I Bank or any group of employees of I Bank has or have any present plans to terminate their respective employment with I Bank. Schedule 3.20 also contains a list of all employees of I Bank and their respective annual compensation.

Section 3.21 Condition of Assets. Except as set forth on Schedule 3.21, all tangible assets used by I BHC and I Bank are in good operating condition, ordinary wear and tear excepted, and to the Best Knowledge of I BHC, conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of I Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22 Environmental Compliance. Except as set forth in Schedule 3.22:

A. To the Best Knowledge of I BHC and I Bank, I BHC and I Bank and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). Neither I BHC nor I Bank have received any written notice of any past, present, or future conditions, events, activities, practices or incidents that could reasonably be expected to materially interfere with or prevent the compliance of I BHC and I Bank with all applicable Environmental Laws.

B. I BHC and I Bank have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. To the Best Knowledge of I BHC no Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor, to the Best Knowledge of I BHC, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that I BHC and I Bank make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of I BHC, threatened, against I BHC or I Bank relating in any way to any Environmental Law. I Bank has no liability for remedial action under any Environmental Law. I BHC and I Bank have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has I BHC or I Bank received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing I BHC or I Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23 Regulatory Compliance.

A. Except as set forth on Schedule 3.23, neither I BHC nor I Bank is now nor has been, since January 1, 2009, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of I BHC, threatened investigations by any Regulatory Agency with regard to I BHC or I Bank.

B. All reports, records, registrations, statements, notices and other documents or information required to be filed by I BHC and I Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of I BHC, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.24 Absence of Certain Business Practices. Neither I BHC nor I Bank nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, since January 1, 2009, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of I BHC or I Bank (or assist I BHC or I Bank in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject I BHC or I Bank to any material damage or penalty in any material civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change or may reasonably be expected to subject I BHC or I Bank to any material suit or penalty in any private or governmental litigation or proceeding.

Section 3.25 Books and Records. The minute books, stock certificate books and stock transfer ledgers of I BHC and I Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of I BHC and I Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26 Forms of Instruments, Etc. I BHC has made or will make available to IBG copies of all of I Bank’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.27 Fiduciary Responsibilities. Each of I BHC and I Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change. To the Best Knowledge of I BHC, there is no reasonable basis for any such Material Adverse Change.

Section 3.28 Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, I BHC or I Bank have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29 Employee Benefit Plans.

A. Set forth on Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently or has been at any time since January 1, 2009, maintained or contributed to by I BHC or I Bank, or with respect to which I BHC or I Bank has any liability, or (b) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of I BHC or I Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. I BHC has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee

Plans and related Funding Arrangements that could reasonably be expected to subject IBG, I BHC or I Bank to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination or opinion letter, does not have any amendments for which the remedial amendment period under Code Section 401(b) has expired, and has been operated in material compliance with applicable law and in accordance with its terms. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of I BHC, none are threatened. No written or, to the Best Knowledge of I BHC, oral representations have been made by I BHC or I Bank to any employee or former employee of I BHC or I Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Section 4980B of the Code). Compliance with FAS 106 will not create any material change to the I BHC Financial Statements or the I Bank Call Reports. Except to the extent that the payment could constitute an “excess parachute payment” under Section 280G of the Code, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will IBG be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that could reasonably be expected to be imposed by any person against I BHC, I Bank, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which I BHC or I Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i) All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated to the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code could reasonably be expected to subject I BHC or I Bank to liability;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D. All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30 No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of I BHC, I Bank or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in 280G(b)(1) of the Code) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from I BHC, I Bank, or IBG in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

Section 3.31 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. I Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. I Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, I Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. I Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.32 Data Processing Agreements. I Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, I Bank has no agreement with any other person or entity for data processing, ATM or other technology services.

Section 3.33 Proxy/Information Statement. None of the information supplied or to be supplied by I BHC, I Bank or any of their respective directors, officers, employees or agents for inclusion or incorporation by reference in the proxy and/or information statement to be sent to the shareholders of I BHC in connection with the Merger (“Proxy/Information Statement”) will, at the date the Proxy/Information Statement is mailed to the shareholders of I BHC and, as the Proxy/Information Statement may be amended or supplemented, at the time of the I BHC shareholders’ meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to I BHC necessary in order to make the statements therein with respect to I BHC, in light of the circumstances under which they are made, not misleading. All documents that I BHC is responsible for filing with any Regulatory Agency in connection with the Merger will comply, with respect to I BHC, in all material respects with the provisions of applicable law.

Section 3.34 Dissenting Shareholders. To the Best Knowledge of I BHC, there is no plan or intention on the part of any shareholders of I BHC to exercise their appraisal rights in the manner provided by applicable law.

Section 3.35 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. I Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder. Since January 1, 2009, I Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of I BHC there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.36 Usury Laws and Other Consumer Compliance Laws. All loans of I Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Federal Reserve Board (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by I Bank in the ordinary course of its lending business.

Section 3.37 Zoning and Related Laws. All real property owned or operated by I Bank and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change.

Section 3.38 Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.39 Representations Not Misleading. No representation or warranty by I BHC and I Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the actual Knowledge of I BHC, all written statements, exhibits, schedules, and other documents furnished to IBG by I BHC or I Bank under and pursuant to, or in anticipation of, this Agreement are accurate, complete, and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

IBG hereby makes the following representations and warranties to I BHC. IBG agrees to provide to I BHC at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 4.01 Organization and Ownership. IBG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Texas. IBG has all requisite corporate power and authority to own Independent Bank as now owned and to enter into and carry out its obligations under this Agreement, the Merger Agreement and the Subsequent Merger Agreement.

Section 4.02 Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement, the Merger Agreement and the Subsequent Merger Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Merger Agreement and the Subsequent Merger Agreement and (provided the required regulatory approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the IBG Board. Except for the written consent of IBG as the sole shareholder of Newco, no other corporate proceedings on the part of IBG are necessary to approve this Agreement, the Merger Agreement or the Subsequent Merger Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, the Subsequent Merger Agreement, and the other agreements and documents contemplated hereby and thereby have been, or at Closing will be, duly and validly executed and delivered to I BHC, and each constitutes or at Closing will constitute a valid and binding obligation of IBG, enforceable against IBG in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03 Authorized and Outstanding Stock of Newco. The authorized capital stock of Newco will consist of 1,000 shares of common stock, $1.00 par value per share (the “Newco Stock”). On the date the Merger Agreement is executed and delivered and on the Closing Date, 1,000 shares of Newco Stock will be issued and outstanding.

Section 4.04 Compliance with Laws, Permits and Instruments. IBG, Independent Bank and Newco, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses.

Section 4.05 Consents and Approvals. Except for regulatory and other approvals as disclosed in Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including the Merger Agreement or the consummation by IBG of the transactions contemplated hereby or thereby.

Section 4.06 Regulatory Approval. IBG is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a CRA rating of “satisfactory”. Neither IBG nor Independent Bank is subject to any Regulatory Agreement, nor is IBG aware of any circumstance or event that could reasonably result in a Regulatory Agreement with respect to IBG or Independent Bank. IBG reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger.

Section 4.07 Representations Not Misleading. No representation or warranty by IBG and Independent Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF I BHC

I BHC covenants and agrees with IBG as follows:

Section 5.01 Commercially Reasonable Efforts. I BHC will use commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02 Information Furnished by I BHC. I BHC shall promptly furnish or cause to be furnished to IBG, not more than two (2) business days after I BHC’s receipt of IBG’s written request, all information concerning I BHC and I Bank, including financial statements, required for inclusion in any statement or application made or filed by IBG to any Governmental Authority in connection with the transactions contemplated by this Agreement. I BHC represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. I BHC shall otherwise fully cooperate with IBG in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.03 Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, I BHC shall and shall cause I Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

F. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

G. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, the non-compliance with which could be reasonably expected to cause a Material Adverse Change;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

I. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP), specifically without limitation (i) maintaining the allowance for loan losses account for I Bank in an adequate amount to satisfy the requirements of GAAP and RAP (but in no event less than the amount of its allowance for loan losses as of September 30, 2011), and (ii) paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by I BHC or I Bank on or prior to the Closing Date;

L. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith reasonably dispute;

M. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

N. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

Section 5.04 Negative Covenants. From the date of this Agreement through the Closing, without the prior written consent of IBG, I BHC shall not and I BHC shall cause I Bank to not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that could reasonably be anticipated to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article III to be inaccurate in any material respect at the time of the Closing or preclude I BHC from making such representations and warranties (as modified by the supplemental Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital stock other than the dividend to be paid by I BHC on the Closing Date as provided for in Section 1.05(D) of this Agreement;

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of I BHC or I Bank to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Sections 5.04(Y) and 5.04(Z);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with prudent banking practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt , advances from the Federal Home Loan Bank or except in the ordinary course of business and consistent with prudent banking practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with prudent banking practices;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

K. Amend or otherwise change its articles of association, charter, or bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties or cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with prudent banking practices;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except for salary increases in the ordinary course of business and consistent with past practices of I BHC or I Bank, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

R. Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person or (iii) the purchase of capital securities of the FHLB or TIB in connection with advances for liquidity purposes.

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments in excess of an aggregate of $25,000;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP;

X. Pay a rate on deposits at I Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Make any new loan to a single borrower and his related interests in excess of $300,000; provided that I BHC shall provide to IBG a weekly written report of all loans made, renewed, or modified during the previous week;

Z. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with I Bank’s existing policies and procedures and consistent with past practices and prudent banking principles;

AA. Renew, extend the maturity of, or alter any of the material terms of any classified loan or extension of credit;

BB. Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less;

CC. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; or

DD. I Bank shall not pay, or become liable for the payment of, any of the Transaction Costs.

Section 5.05 Access; Pre-Closing Investigation. I BHC shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the books, contracts, commitments, personnel and records of I BHC and I Bank, and furnish to IBG during such period all such information concerning I BHC and I Bank and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of I BHC and I Bank, including access sufficient to verify the value of the assets and the liabilities of I BHC and I Bank and the satisfaction of the conditions precedent to IBG’s obligations described in Article VIII. I BHC agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request.

Section 5.06 Invitations to and Attendance at Directors’ and Committee Meetings. I BHC shall cause I Bank to give notice to one (1) designee of IBG of, and shall invite such designee to attend, all regular and special meetings of the I BHC Board and the I Bank Board and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of I Bank) of I BHC and I Bank; provided that such designee shall excuse himself from such meetings while this Agreement or the transactions contemplated hereby are being discussed. If the Merger is finally disapproved by any appropriate Regulatory Agency or if this Agreement is terminated pursuant to its terms, IBG’s designee will no longer be entitled to notice of and permission to attend such meetings.

Section 5.07 Additional Financial Statements. I BHC shall promptly furnish IBG with true and complete copies of each additional I BHC Regulatory Report and I Bank Call Report as soon as such reports are available.

Section 5.08 Untrue Representations. I BHC shall promptly notify IBG in writing if I BHC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to IBG or any representation or warranty made in or pursuant to this Agreement or that results in I BHC’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09 Litigation and Claims. I BHC shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against I BHC or I Bank or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. I BHC shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of I BHC, threatened against I BHC or I Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by I BHC or I Bank pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Adverse Changes. I BHC shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of I BHC, been threatened (or any development shall have occurred or, to the Best Knowledge of I BHC, been threatened involving a prospective change) in the business, financial condition or operations of I BHC and/or I Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change.

Section 5.11 No Negotiation with Others. Neither I BHC nor any of its Affiliates, employees, directors, officers, financial advisors or agents will (i) solicit, encourage, initiate or participate in any negotiations or discussions with any third party with respect to any offer or proposal to merge with or acquire I BHC or all or substantially all the business of I BHC, whether by acquisition, purchase of stock or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of I BHC or I Bank, except in the ordinary course of business for purposes, other than an acquisition or as compelled by law; or (iii) cooperate with any third party to make any proposal to merge with or acquire all or any part of the capital stock or assets of I BHC or I Bank, other than the sale by I BHC or I Bank of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, I BHC will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved.

Section 5.12 Consents and Approvals. I BHC shall use commercially reasonable best efforts to obtain all consents and approvals from Regulatory Authorities and other third parties, including the third party consents listed on Schedule 4.05, required of I BHC and/or I Bank in connection with the consummation of the transactions contemplated by this Agreement. I BHC will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.

Section 5.13 Environmental Investigation; Right to Terminate Agreement.

A. IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that I BHC has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify I BHC in writing prior to any Environmental Inspection, and I BHC may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify I BHC in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to I BHC of the Secondary Investigation, and I BHC may place reasonable time and place restrictions on the Secondary Investigation.

B. IBG shall make available to I BHC the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report prior to Closing unless required to do so by applicable law, and in such case will give I BHC reasonable written notice of IBG’s intentions.

C. IBG shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by IBG because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) I BHC has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise I BHC in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection, Secondary Inspection or other environmental survey. Upon receipt of the Environmental Notice, I BHC shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. In the event that I BHC fails to demonstrate its satisfactory correction of the violations or conditions to IBG, IBG may terminate the Agreement on the 31st day following the date of the Environmental Notice.

D. I BHC agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. I BHC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.

Section 5.14 Termination of Plans, Obligations and Agreements. Prior to the Closing Date, I BHC shall and shall cause I Bank to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). I BHC shall use its best efforts to cause the I BHC Stock Obligations to be terminated, satisfied or discharged prior to or on the Closing Date. I BHC shall use its best efforts to cause the Shareholder Agreement Obligations and the Exchange Obligations to be terminated, satisfied or discharged prior to the Closing Date.

Section 5.15 Disclosure Schedules. At least three (3) business days prior to the Closing, I BHC agrees to provide IBG with supplemental Schedules to be delivered by I BHC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.16 Voting Agreement. I BHC shall execute and deliver, and shall use its best efforts to cause each of the persons set forth on Schedule 5.16A to execute and deliver simultaneously with the execution of this Agreement and each of the persons set forth on Schedule 5.16B to execute and deliver within 10 calendar days of the date of this Agreement, the Voting Agreement in the form attached hereto as Exhibit “C”, and I BHC acknowledges that, upon the execution and delivery of the Voting Agreement, such persons shall have agreed that they will vote the shares of the I BHC Stock owned by them in favor of this Agreement and the transactions contemplated hereby, including the Merger, subject to required regulatory approvals.

Section 5.17 Releases. I BHC shall use its commercially reasonable best efforts to obtain from each of the directors and officers of I BHC and I Bank a written release executed by such director or officer and dated the Closing Date, releasing I BHC and I Bank from claims arising prior to the Effective Time (the “Releases”).

Section 5.18 Other Agreements. I BHC will, as soon as practicable after the execution of this Agreement, enter into the Merger Agreement with Newco, and shall perform all of its obligations thereunder. I BHC shall, and shall cause I Bank to, execute and deliver the Merger Agreement, the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger, and to take all actions necessary or required to consummate the transactions contemplated thereby.

Section 5.19 Support Agreement. I BHC shall use its commercially reasonable best efforts to obtain from each non officer director of I BHC and I Bank a Support Agreement executed by such directors as of the Closing Date which will include non competition covenants for a period of two years covering Travis and Williamson Counties, Texas (the “Support Agreements”).

Section 5.20 Shareholder Lists. After the date of this Agreement, I BHC shall from time to time make available to IBG, upon its request, a list of the I BHC shareholders and their addresses, a list showing all transfers of the I BHC Stock and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the I BHC Stock.

Section 5.21 Shareholders’ Meeting. The I BHC Board shall duly call, give notice of, and cause to be held prior to March 12, 2012 a meeting of its shareholders (the “Shareholder Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Shareholder Meeting. Specifically, the I BHC Board will present for the consideration of I BHC shareholders a proposal to approve and adopt this Agreement, the Merger, the Merger

Agreement and the transactions contemplated hereby and thereby. The I BHC Board will (i) cause proper notice of the Shareholder Meeting to be given to the I BHC shareholders in compliance with applicable law and regulations, (ii) prepare and distribute to the I BHC shareholders the Proxy/Information Statement, (iii) recommend by the affirmative vote of the I BHC Board a vote in favor of approval of the proposals set forth in this Section 5.21, and (iv) perform such other acts as may reasonably be requested by IBG to ensure that shareholder approval of the proposals set forth in this Section 5.21 are obtained. I BHC will provide IBG a draft of the Proxy/Information Statement prior to distribution to I BHC shareholders and incorporate the reasonable comments of IBG into the Proxy/Information Statement.

Section 5.22 Conforming Accounting Adjustments. I BHC shall, if requested in writing by IBG, consistent with GAAP, immediately prior to Closing, make such accounting entries as IBG may reasonably request in order to conform the accounting records of I BHC to the accounting policies and practices of IBG. No such adjustment by I BHC or I Bank shall of itself constitute or be deemed to be a breach, violation or failure by I BHC or I Bank to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by I BHC of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied.

Section 5.23 Cancellation of Options. I BHC shall use its commercially reasonable best efforts to cause each holder of I BHC Options, as set forth in Schedule 3.01(B), to execute and deliver to IBG, simultaneously with the execution of this Agreement, an Option Holder Agreement in the form attached as Exhibit “B” (the “Option Holder Agreement”), pursuant to which such holders agree that their respective I BHC Options will be cancelled in consideration of the payment of the Option Holder Consideration.

Section 5.24 D & O Liability Insurance. Contemporaneously with the Closing, I BHC and I Bank shall purchase an extended reporting period for 3 years under I BHC’s existing directors and officers liability insurance policy, on terms approved by IBG, for purposes of covering actions occurring prior to the Effective Time. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid by I Bank.

Section 5.25 Employment Agreement. I BHC shall use its commercially reasonable best efforts to cause Denny Buchanan to execute and deliver to IBG, simultaneously with the execution of this Agreement, an employment agreement providing for his continued employment with Independent Bank following the Merger (the “Employment Agreement”).

ARTICLE VI

COVENANTS OF IBG

IBG hereby makes the covenants set forth in this Article VI to I BHC.

Section 6.01 Commercially Reasonable Efforts. IBG agrees to use commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Untrue Representations. IBG shall promptly notify I BHC in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to I BHC or any representation or warranty made in or pursuant to this Agreement or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03 Litigation and Claims. IBG shall promptly notify I BHC in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.04 Regulatory and Other Approvals. With the cooperation of I BHC, IBG shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by IBG, I Bank and Newco in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the Federal Reserve (or appropriate Federal Reserve Bank acting on delegated authority), the Texas Department of Banking and the FDIC. Such applications shall be filed by January 31, 2012. IBG shall use commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep I BHC reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish I BHC and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.05 Formation and Organization of Newco and Other Agreements. IBG will duly form and organize Newco as a Texas corporation. IBG will, as soon as practicable after the execution of this Agreement, cause Newco to enter into the Merger Agreement with I BHC, and to perform all of its obligations thereunder. IBG shall, and shall cause Independent Bank and Newco to, take such actions and to execute and deliver the Merger Agreement, the Bank Merger Agreement, the Subsequent Merger Agreement, and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger, the Bank Merger and the Subsequent Merger, and to take any and all actions necessary or required to consummate the transactions contemplated thereby.

Section 6.06 Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause Independent Bank to offer employment to the employees of I Bank. Each of the employees of I Bank who become an employee of Independent Bank after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to the employees of Independent Bank. Each of the employees of I Bank who becomes an employee of Independent Bank after the Effective Time shall receive credit for their prior service at I Bank for purposes of vesting, eligibility or any other purpose under the employee benefit plans of Independent Bank; and such persons shall not have lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall, within 30 calendar days of the date of this Agreement, provide I BHC with a list of employees of I Bank to whom Independent Bank will not offer employment.

Section 6.07 Adverse Changes. IBG shall promptly notify I BHC in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change or lead to a failure to obtain necessary regulatory approval of this transaction.

Section 6.08 Director and Officer Indemnification. For a period of three (3) years after the Effective Time of the Merger, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from I BHC and I Bank (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of I BHC and the articles of association and bylaws of I Bank, in each case as in effect on the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF I BHC

The obligations of I BHC under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by I BHC:

Section 7.01 Representations and Warranties. All representations and warranties made by IBG in this Agreement or in any document or schedule delivered to I BHC in connection with this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 7.02 Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or prior to the Closing.

Section 7.03 Government and Other Approvals. IBG shall have received approval by such Governmental Authorities as may be required by applicable law of the transactions contemplated by this Agreement, the Merger Agreement and the Subsequent Merger Agreement, and all applicable waiting periods prescribed by applicable law or regulation shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 7.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Bank Merger Agreement, the Subsequent Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject I BHC or I Bank, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05 Delivery of Closing Documents and Aggregate Consideration. I BHC shall have received all documents required to be delivered by IBG, Independent Bank and Newco on or prior to the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to I BHC. IBG shall have complied with the procedures set forth in Section 1.08 regarding the delivery of the Aggregate Consideration, the Additional Aggregate Consideration, and the additional consideration to be paid under Section 1.05 E relating to the Sheshunoff fee.

Section 7.06 Shareholder Approvals. This Agreement, the Merger, the Merger Agreement and the Aggregate Consideration (as set forth in Section 1.05) shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of I BHC Stock required for approval of this Agreement, the Merger, the Merger Agreement and the Aggregate Consideration in accordance with the Certificate of Formation of I BHC and the TBOC.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01 Representations and Warranties. All representations and warranties made by I BHC in this Agreement or in any schedule delivered to IBG pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) or changes or updates contemplated by this Agreement.

Section 8.02 Performance of Obligations. I BHC shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by I BHC prior to or at the Closing.

Section 8.03 Delivery of Closing Documents. IBG shall have received all documents required to be delivered by I BHC on or prior to the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG. The shareholders of I BHC shall have complied with the procedures set forth in Section 1.08 regarding the surrender of the Certificates.

Section 8.04 Government and Other Approvals. IBG shall have received approvals and consents, on terms and conditions reasonably acceptable to IBG, as may be required (A) by applicable law from all applicable Governmental Authorities, including the Federal Reserve, the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking, and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable judgment of IBG, any material requirement upon IBG or the IBG Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary. Neither such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, IBG may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 8.05 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Bank Merger Agreement or the Subsequent Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of I BHC, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any IBG Subsidiaries, or any officer, director, shareholder or employee of IBG or any IBG Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06 No Material Adverse Change. There shall have been no Material Adverse Change in I BHC or I Bank since September 30, 2011.

Section 8.07 Minimum Capital and ALLL. As of the Closing Date, the sum of Total Equity Capital of I Bank (calculated in accordance with Call Report instructions) plus the Allowance for Loan and Lease Losses of I Bank (calculated in accordance with Call Report instructions) shall be at least $24,050,000. As of the Closing Date, the Tier 1 Capital of I Bank shall be at least $21,300,000. As of the Closing Date, the Allowance for Loan and Lease Losses of I Bank shall be at least $2,350,000.

Section 8.08 Shareholder Approvals. The holders of at least the minimum number of shares of the I BHC Stock necessary under applicable law to approve this Agreement, the Merger, the Merger Agreement, and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, the Merger Agreement, and all other agreements contemplated hereby, and the holders of no more than five percent of the shares of I BHC Stock shall have exercised their statutory dissenters’ rights under the TBOC.

Section 8.09 Termination of Plans, Obligations and Agreements. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. All of the I BHC Stock Obligations shall have been terminated. All Shareholder Agreement Obligations and all Exchange Obligations shall have been terminated, satisfied, or discharged. I BHC shall have received all of the I Bank stock certificates listed in Schedule 3.04.

Section 8.10 Continued Effect. The Option Holder Agreements and the Employment Agreement delivered to IBG in connection with the execution of this Agreement shall be in full force and effect on and as of the Closing Date.

Section 8.11 Releases, Support Agreements, and Resignations. IBG shall have received executed Releases and Support Agreements as provided in Sections 5.17 and 5.19, respectively, and the resignations of each of the directors of I BHC and I Bank, effective as of the Closing Date.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the I BHC shareholders as follows, and in no other manner:

A. By the mutual written consent of I BHC and IBG, duly authorized by the I BHC Board and the IBG Board, respectively.

B. By either I BHC or IBG (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before June 30, 2012.

C. By either IBG or I BHC if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBG if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

E. By IBG if there shall have been any Material Adverse Change in I BHC or I Bank.

F. By IBG, if I BHC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.

G By I BHC, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from I BHC.

H. By IBG, in accordance with the provisions of Section 5.13.

I. By either IBG or I BHC, if the approval of this Agreement, the Merger and the Aggregate Consideration by the shareholders of I BHC shall not have been obtained by reason of the failure to obtain the required vote at the Shareholder Meeting.

J. By I BHC, if prior to the Effective Time, I BHC shall have received a bona fide Acquisition Proposal (as defined in Section 9.04(C)) and the I BHC Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.04(D)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this Section 9.01(J) shall not be deemed effective until payment of the Termination Fee required by Section 9.04 of this Agreement.

K. By IBG, if the I BHC Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of I BHC that they tender their shares in a tender or exchange offer commenced by a third party, or (iii) withdrawn or modified, in any manner that is adverse to IBG, its recommendation or approval of this Agreement, the Merger, or the Aggregate Consideration, or recommended to the I BHC shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing; provided, however, that termination under this Section 9.01(K) shall not be deemed effective until payment of the Termination Fee required by Section 9.04 of this Agreement.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 11.07.

Section 9.03 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Sections 9.01A, 9.01B, 9.01C, 9.01D, 9.01E, or 9.01H, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that the provisions of ARTICLE X, this Section 9.03, Section 11.01 and Section 11.02 shall survive any termination and abandonment of the Agreement. In the event of the termination of this Agreement pursuant to the provisions of Sections 9.01F or 9.01G, the non breaching party shall be entitled to all remedies available to it at law or in equity.

Section 9.04 I BHC Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, I BHC and IBG agree as follows:

A. Provided that IBG shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by I BHC specifying in reasonable detail the basis of such alleged breach), I BHC shall pay to IBG the sum of $1,500,000 (the “Termination Fee”) if this Agreement is terminated (i) by I BHC under the provisions of Section 9.01(J), (ii) by either IBG or I BHC under the provisions of Section 9.01(I), if at the time of any failure by the shareholders of I BHC to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to I BHC and, within twelve months of the termination of this Agreement, I BHC enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iii) by IBG under the provisions of Section 9.01(K). I BHC’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement.

B. Any payment required by Section 9.04(A) shall become payable within ten (10) business days after receipt by the non-terminating party of written notice of termination of this Agreement.

C. For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the I BHC Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving I BHC or I Bank: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, I BHC or I Bank, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of I BHC or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

D. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of I BHC determines in its good faith judgment to be more favorable to I BHC’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of I BHC’s independent financial advisor that the value of the consideration to I BHC’s shareholders provided for in such proposal exceeds the value of the consideration to I BHC’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of I BHC (taking into account, in good faith, the written advice of I BHC’s independent financial advisor), is reasonably capable of being obtained by such third person.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01 Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article X, the term “Recipient” shall mean the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” shall mean the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this Article X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02 Definition of “Subject Information”. For purposes of this Article X, the term “Subject Information” shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party prior to such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing prior to any such disclosure by Recipient. Each Recipient hereby agrees that it will not use the Subject Information to solicit customers from the Disclosing Party.

Section 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05 Return of Subject Information. In the event of termination of this Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01 No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to IBG and I BHC with respect to a cause of action arising out of an intentional misrepresentation against the person who made such intentional misrepresentation.

Section 11.02 Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03 Brokerage Fees and Commissions. IBG hereby represents to I BHC that no agent, representative or broker has represented IBG or Independent Bank in connection with the transactions described in this Agreement. I BHC shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank, and IBG hereby agrees to indemnify and hold harmless I BHC for any amounts owed to any agent, representative or broker of IBG or Independent Bank. I BHC hereby represents to IBG that except for an agreement for consulting services with Sheshunoff, a true and correct copy of which, as modified, is included in Schedule 11.03, no agent, representative or broker has represented I BHC or I Bank in connection with the transactions described in this Agreement. On the Closing Date, I BHC shall use the consideration to be paid under Section 1.05 E to fully and finally discharge the Sheshunoff Obligation. IBG shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of I BHC or I Bank and I BHC hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of I BHC or I Bank.

Section 11.04 Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06 Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07 Notices. All payments (other than payments at the Closing), notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to I BHC, or to an officer thereof, in such officer’s official capacity, at I BHC’s mailing address or transmission number set forth below (or such address or transmission number as I BHC may give notice to IBG by like notice):

Mr. David McCaskill

Chairman of the Board

I Bank Holding Company, Inc.

I Bank, SSB

3209 Ranch Road 620 South

Austin, Texas 78738

Email: dmccaskill@tmf-fdn.org

with a copy (which shall not constitute notice) to:

John C. Fleming, Esq.

Hays & Owens LLP

807 Brazos Street, Suite 500

Austin, TX 78701

Facsimile: 512-472-3883

Email: john.fleming@haysowens.com

B. If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to I BHC by like notice):

Mr. David Brooks

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, TX 75069

Facsimile: 972-562-5496

Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake & Repass, P.C.

14651 Dallas Parkway, Suite 136

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08 GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN THE EVENT OF A DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN TRAVIS COUNTY, TEXAS.

Section 11.09 Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10 Certain Definitions.

A. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B. “Best Knowledge” means the actual knowledge of executive officers of I BHC or I Bank, as applicable, with respect to a particular matter, after reasonable inquiry.

C. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

D. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

E. “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

F. “Investment Securities” means a security held by I Bank and reflected as an asset of I Bank in accordance with RAP.

G. “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of I BHC or I Bank, as applicable, on a consolidated basis that has caused, or is reasonably expected to cause, a decrease in the Total Equity Capital of I Bank of 5 percent or more. A Material Adverse Change shall not include any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, (iii) any action or omission of I BHC or I Bank taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of IBG, and (iv) any effect with respect to I BHC or IBG caused, in whole or in substantial part, by IBG.

H. “Property” or “Properties” means all real property owned or leased by I BHC or I Bank, including to properties that I Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

I. “Regulatory Agency” means (i) the Securities and Exchange Commission, (ii) any self-regulatory organization, (iii) the Board of Governors of the Federal Reserve System, (iv) the Federal Deposit Insurance Corporation, (v) Texas Department of Banking, (vi) the Texas Department of Savings & Mortgage Lending, or (vii) any other federal or state governmental or regulatory agency or authority.

J. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.11 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12 Attorneys’ Fees and Costs. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13 Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this

Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15 Public Disclosure. None of IBG, Independent Bank, I BHC or I Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and I BHC, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the I BHC shareholders; provided, however, that after the approval of this Agreement by the I BHC shareholders, there shall not be, without the further approval of the I BHC shareholders, any amendment of this Agreement that decreases the consideration to be paid for the I BHC Stock pursuant to Section 1.05 that materially and adversely affects the rights of the I BHC shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page To Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks Chairman of the Board

I BANK HOLDING COMPANY, INC.

By:	/s/ David McCaskill
David McCaskill Chairman of the Board